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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE:


CONTACT: David A. Voight, President & Chief Executive Officer
                  James O. Miller, Executive Vice President
                  First Citizens Banc Corp.
                  (419) 625-4121

                  James D. Heckelman, Chairman
                  Michael N. Clemens, President
                  Independent Community Banc Corp.
                  (419) 744-3100


                            FIRST CITIZENS BANC CORP
                              AGREES TO MERGE WITH
                        INDEPENDENT COMMUNITY BANC CORP.


NOVEMBER 1, 2001 (SANDUSKY, OHIO; [NASDAQ: FCZA]) First Citizens Banc Corp. announced today the execution of a definitive agreement to merge with Independent Community Banc Corp., a $140 million bank holding company headquartered in Norwalk, Ohio [(OTC:ICMB)]. The merger, which is expected to be completed in the first quarter of 2002, will create a $646 million financial services organization, with market capitalization of over $112 million. The combined company will have total deposits of approximately $530 million, shareholders' equity of approximately $72 million, and will conduct its banking business through 18 banking centers throughout Erie, Huron, Ottawa, Crawford, Union, and Marion counties.

It is anticipated that Independent Community Banc Corp.'s bank subsidiary, Citizens National Bank of Norwalk, will be merged into The Citizens Banking Company to create a $438 million commercial bank serving the communities of Sandusky, Norwalk, Huron, Berlin Heights, and Port Clinton.

Under the terms of the agreement, Independent Community Banc Corp. shareholders will receive 1.7 First Citizens common shares for each Independent Community Banc Corp. common stock in a tax-free exchange, subject to certain adjustments. Based upon First

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Citizens' closing price as of October 31, 2001, the transaction represents an exchange value of $37.40 for each Independent Community Banc Corp. common share and an aggregate transaction value of $23.3 million.

David A. Voight, President and Chief Executive Officer of First Citizens Banc Corp stated, "Independent Community Banc Corp. is a premier banking franchise in Northern Ohio and we are extremely pleased to have them join us. Our partnership really represents a natural fit when you consider our shared philosophies, our histories, our common names, and both of our Board of Directors' commitment to community banking and serving each of our community's needs. This new partnership expands the First Citizens Banc Corp organization by adding to our company additional talented bankers who understand community banking in every sense of the word. We will now serve six contiguous counties in North Central Ohio that will allow us to not only expand our deposit and loan business, but will also increase opportunities to provide other First Citizens financial services to our collective customers. These "fee for service" businesses will be enhanced by the addition of Norwalk's trust operations. We look forward to the expanded leadership and welcome our new shareholders.

James D. Heckelman, Chairman of the Board of Independent Banc Corp stated, "We are extremely excited about our partnership with First Citizens and delighted to become part of the First Citizens family. Over the years, our two franchises have worked together on commercial loans and have exchanged many management and banking ideas. Therefore, we know each other very well.

Michael N. Clemens, President of Independent Community Banc Corp. stated, "Because we are both community banks with similar philosophies, we are confident that our Citizens of Norwalk customers, our shareholders, and the Norwalk community will benefit tremendously by this affiliation with one of the truly exceptional community banking franchises in the Midwest."

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The merger, which is to be accounted for as a purchase transaction, is expected to be accretive to GAAP earnings after integration of back office functions and administrative overlaps. Management anticipates cost saving initiatives will be fully integrated during the 2002 calendar year with partial benefits during 2002 and substantial realization during 2003. A pre-tax merger related charge of approximately $1.3 million will be recognized in the quarter in which the merger is completed. The merger is subject to the approval of Independent Community Banc Corp. and First Citizens Banc Corp shareholders, approval of applicable banking regulators and the registration of the First Citizens Banc Corp common shares to be used in the merger with the Securities and Exchange Commission. Independent Community Banc Corp. has agreed to pay to First Citizens a $1.3 million break-up fee upon the occurrence of certain events.

First Citizens Banc Corp is a diversified financial services holding company headquartered in Sandusky, Ohio. The Company's banking affiliates include The Citizens Banking Company (Sandusky, Ohio), Castalia Bank (Castalia, Ohio), and Farmers State Bank (New Washington, Ohio). The Company's financial services affiliates include SCC Resources, Inc., R. A. Reynolds Appraisal Co., Inc., Mr. Money Finance Company, Inc., First Citizens Title Insurance Agency, Inc., and First Citizens Insurance Agency, Inc.

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The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.